Press Release

Quantum Signs Definitive Agreements on Sale of 10 Megawatt Trout Creek Wind Farm

LAKE FOREST, Calif., May 29, 2013 /PRNewswire/ ‐‐ Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW), a global leader in natural gas storage systems, integration and vehicle system technologies, announced today that it, its wholly owned subsidiary, Schneider Power Inc. and certain of Schneider Power Inc.’s wholly‐owned subsidiaries, have entered into definitive agreements with an unrelated third party for the sale of Schneider Power's 10 Megawatt (MW) Trout Creek wind farm development project (the “Trout Creek Project”).

The sale of the Trout Creek Project will occur in two phases. The first phase (“Phase 1”) will result in the purchaser acquiring 74.9% of the ownership interests in the Trout Creek Project for an aggregate purchase price of Canadian Dollar (CAD) $1,207,959, of which CAD $971,250 will be paid in cash on the closing of Phase 1 and CAD $236,709 will be paid by the purchaser’s assumption of certain Trout Creek Project liabilities. The second phase (“Phase 2”) will result in the purchaser acquiring the remaining 25.1% of the ownership interest in the Trout Creek Project (the “25% Interest”) for a purchase price of CAD $1,143,750 upon the exercise by the purchaser of an irrevocable option to purchase the 25% Interest (the “Purchase Option”). The Purchase Option will be granted to the purchaser upon the closing of Phase 1 and must be exercised if and when the development of the Trout Creek Project is completed and the wind farm begins commercial operation.

Phase 1 is expected to close in approximately 4 to 6 weeks, subject to the parties’ satisfaction or waiver of customary closing conditions and the parties’ receipt from the Ontario Power Authority (the “OPA”) of an acknowledgement that an event of default under the the Feed‐In‐Tariff contract issued by the OPA in connection with the Trout Creek Project has not occurred or, if an event of default has occurred, a waiver from the OPA of such event of default. Phase 2 is expected to close within approximately 18 to 24 months, subject to (among other things) the Trout Creek Project achieving commercial operation.

Pursuant to the terms of the definitive agreements, following the closing of Phase 1, the purchaser will be solely responsible for all development costs and expenses related to the Trout Creek Project.

"The Trout Creek Project is the second project we have either sold or entered into definitive sale agreements," stated Brian Olson, President and Chief Executive Officer of Quantum. Mr. Olson continued, “As previously announced, we have also entered into non‐binding letters of intent to dispose of other wind and solar projects owned by Schneider Power and it remains our intent to complete the disposition of all of Schneider Power’s operating assets and development projects as soon as possible.”

About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains.
Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.

Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward‐looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology. Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. Risk factors include whether all closing conditions set forth in the definitive agreements can be met, whether the transactions contemplated by the non‐binding letters of intent are completed, whether the Trout Creek wind farm and other development assets are developed and go operational, whether Schneider Power assets can be monetized within the expected time frame, if at all, and the amount of proceeds received from such sales. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Brion D. Tanous
Principal CleanTech IR, Inc.
Email: btanous@cleantech‐ir.com
310‐541‐6824